Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO
(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results
For 1st Quarter 2008

Lynchburg, Va., April 18, 2008.........Bank of the James Financial Group, Inc. (OTCBB:BOJF) (the "Company") (quarterly consolidated results unaudited) reported today total net income after tax of $504,000 or $0.20 per basic share ($0.19 diluted) for the quarter ended March 31, 2008 compared to net income of $398,000 or $0.16 per basic share ($0.15 diluted) for the respective period a year ago. The $106,000 increase in earnings represents a 26.6% increase over the same period last year.

Robert R. Chapman III, the Company's President and CEO commented, "We are extremely proud of our 1st quarter earnings increase over last year. In spite of the recent negative outlook for the economy generally and the financial services industry specifically, we believe this increase in earnings is a significant accomplishment. We believe that we were able to achieve these earnings because of our employees and their consistent dedication to excellence in service to our loyal customer base. We remain focused on our longer term objective of becoming the pre-eminent financial institution in Region 2000 and continuing to build value for our shareholders."

Interest income increased $457,000 or 11.2% as compared to the same period a year ago as a direct result of the growth of our balance sheet, specifically interest-earning assets, a large majority of which are loans. Loans, net of unearned income and loan loss provision, increased from $224,022,000 as of December 31, 2007 to $232,952,000 as of March 31, 2008, an increase of $8,930,000 or 4.0%.

The growth in loans was primarily funded by our deposit base. Deposits grew from $228,723,000 as of December 31, 2007 to $229,005,000 as of March 31, 2008, an increase of $282,000, or less than 1%. The Bank made a strategic decision to lower its certificate of deposit rates in light of the recent FOMC interest rate cuts. This action, believes management, was the major contributing factor to the flat deposit growth for the quarter. The remaining loan growth was funded with federal funds purchased, overnight repurchase agreements or "sweep" accounts, and longer term borrowings from the Federal Home Loan Bank of Atlanta, the use of which, management believes, will contribute to a lower cost of funds in the upcoming quarters.

The result of the increase in loans and deposits was an increase in net interest income to $2,565,000 for the three month period ended March 31, 2008 from $2,308,000 as of the same period a year ago, which is an increase of $257,000 or 11.1%. This increase was partially offset by a decrease in the net interest margin to 3.97% for the period ended March 31, 2008 from 4.23% for the same period a year ago. The decrease in net interest margin is primarily attributable to the decrease in interest income realized on floating rate loans tied to the prime rate, which decreased 200 basis points during the first quarter of 2008 from 7.25% to 5.25%.

Return on average assets and return on average equity in the first quarter 2008 was 0.75% and 8.28% respectively, as compared to 0.69% and 7.33% in the same period a year ago. The modest increase in these ratios was expected due to the increase in equity capital as a result of the recent stock offering at the end of 2006.

The Company continues to experience increases in non-interest income, a significant contributor to the overall increase in earnings. Non-interest income increased to $739,000 for the period ended March 31, 2008 from $633,000 for the same period a year ago, an increase of $106,000 or 16.8%. Non interest income is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, and commissions on the sale of investment products through the Company's wholly-owned subsidiary, BOTJ Investment Group, Inc.

Although management believes overall asset quality remains strong, non-performing assets increased by $2,150,000 during the quarter. The overall majority of this increase is related to four loans to one relationship. Management believes that these loans are adequately secured.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates seven full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank's Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol "BOJF" (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the "Bank"), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000's) except ratios and percent data

unaudited
Selected Data:	Three months ending Mar 31, 2008	Three months ending Mar 31, 2007	Change	Year to date Mar 31, 2008	Year to date Mar 31, 2007	Change
Interest income	$ 4,550	$ 4,093	11.17%	$ 4,550	$ 4,093	11.17%
Interest expense	1,985	1,785	11.20%	1,985	1,785	11.20%
Net Interest income	2,565	2,308	11.14%	2,565	2,308	11.14%
Provision for loan losses	125	151	-17.22%	125	151	-17.22%
Non-interest income	739	633	16.75%	739	633	16.75%
Non-interest expense	2,439	2,186	11.57%	2,439	2,186	11.57%
Income taxes	236	206	14.56%	236	206	14.56%
Net income	504	398	26.63%	504	398	26.63%
Weighted Average Shares Outstanding	2,554,407	2,541,972	0.49%	2,554,407	2,541,972	0.49%
Basic net income per share	$0.20	$0.16	$0.04	$0.20	$0.16	$0.04
Fully diluted net income per share	$0.19	$0.15	$0.04	$0.19	$0.15	$0.04

Balance Sheet at period end:	Mar 31, 2008	Dec 31, 2007	Change	Mar 31, 2007	Dec 31, 2006	Change
Loans, net	$ 232,952	$ 224,022	3.99%	$ 196,549	$ 187,469	4.84%
Total securities	26,249	32,227	-18.55%	24,685	26,192	-5.75%
Total deposits	229,005	228,723	0.12%	203,729	201,789	0.96%
Stockholders' equity	24,918	24,524	1.61%	22,604	21,931	3.07%
Total assets	277,243	270,060	2.66%	236,588	232,709	1.67%
Shares Outstanding	2,552,933	2,556,898	(3,965)	2,550,461	2,526,066	24,395
Book value per share	9.76	9.59	0.17	8.86	8.68	$0.18

Daily averages:	Three months ending Mar 31, 2008	Three months ending Mar 31, 2007	Change	Year to date Mar 31, 2008	Year to date Mar 31, 2007	Change
Loans, net	$ 227,160	$ 192,939	17.74%	$ 227,160	$ 192,939	17.74%
Total securities	28,274	25,592	10.48%	28,274	25,592	10.48%
Total deposits	224,414	200,074	12.17%	224,414	200,074	12.17%
Stockholders' equity	24,472	22,031	11.08%	24,472	22,031	11.08%
Interest earning assets	260,049	221,517	17.39%	260,049	221,517	17.39%
Interest bearing liabilities	213,850	180,246	18.64%	213,850	180,246	18.64%
Total Assets	272,082	233,794	16.38%	272,082	233,794	16.38%

Financial Ratios:	Three months ending Mar 31, 2008	Three months ending Mar 31, 2007	Change	Year to date Mar 31, 2008	Year to date Mar 31, 2007	Change
Return on average assets	0.75%	0.69%	0.06	0.75%	0.69%	0.06
Return on average equity	8.28%	7.33%	0.95	8.28%	7.33%	0.95
Net Interest Margin	3.97%	4.23%	(0.26)	3.97%	4.23%	(0.26)
Efficiency ratio	73.82%	74.33%	(0.51)	73.82%	74.33%	(0.51)
Average Equity to average assets	8.99%	9.42%	(0.43)	8.99%	9.42%	(0.43)

Allowance for loan losses:	Three months ending Mar 31, 2008	Three months ending Mar 31, 2007	Change	Year to date Mar 31, 2008	Year to date Mar 31, 2007	Change
Beginning balance	$ 2,146	$ 2,091	2.63%	$2,146	$ 2,091	2.63%
Provision for losses	125	151	-17.22%	125	151	-17.22%
Charge-offs	(37)	(68)	-45.59%	(37)	(68)	-45.59%
Recoveries	10	5	100.00%	10	5	100.00%
Ending balance	2,244	2,179	2.98%	2,244	2,179	2.98%

Nonperforming assets:	Mar 31, 2008	Dec 31, 2007	Change	Mar 31, 2007	Dec 31, 2006	Change
Total nonperforming loans	3,250	1,246	160.83%	1,026	646	58.82%
Other real estate owned	146	-	N/A	536	535	-
Total nonperforming assets	3,396	1,246	172.55%	1,562	1,181	32.26%

Asset quality ratios:	Mar 31, 2008	Dec 31, 2007	Change	Mar 31, 2007	Dec 31, 2006	Change
Nonperforming loans to total loans	1.38%	0.55%	0.83	0.52%	0.34%	0.18
Allowance for loan losses to total loans	0.95%	0.95%	0.01	1.10%	1.10%	(0.01)
Allowance for loan losses to nonperforming loans	69.05%	172.23%	(103.18)	212.38%	323.68%	(111.31)